Media Contact:
Dana Stelsel
Director, Corporate Communications
(765) 771-5766
dana.stelsel@wabashnational.com

Investor Relations:
Ryan Reed
Director, Investor Relations
(765) 771-5310
ryan.reed@wabashnational.com
Wabash National Corporation Announces Senior Leadership Changes
LAFAYETTE, Ind. — March 23, 2020 – Wabash National Corporation (NYSE: WNC), a leading producer of engineered solutions for the transportation, logistics and distribution industries, today announced new appointments for Senior Vice Presidents Kevin Page and Dustin Smith, effective immediately.
Kevin Page has been named Senior Vice President, Customer Value Creation. Page previously served as Senior Vice President and Group President, Diversified Products Group and Final Mile Products since January 2020, after serving as Senior Vice President and Group President, Diversified Products Group from October 2017 to January 2020. Page joined Wabash National in February 2017 as Vice President and General Manager, Final Mile and Distributed Services. Prior to Wabash National, he was Interim President of Truck Accessories Group, LLC from 2015 to 2016, and Vice President of Sales, Marketing and Business Development from 2012 to 2015. He served as President of Universal Trailer Cargo Group from 2008 to 2012. Mr. Page also had a long career at Utilimaster Corporation serving in various sales roles, including as Vice President of Sales and Marketing.
Dustin Smith has been named Senior Vice President, Global Operations. Smith previously served as Senior Vice President and Group President, Commercial Trailer Products since October 2017. He joined Wabash National in 2007 and has held a number of positions with increasing responsibility, including Director of Finance – Commercial Trailer Products, Vice President of Manufacturing – Commercial Trailer Products, and Senior Vice President and General Manager – Commercial Trailer Products. Prior to Wabash National, from 2000 to 2007, Smith held various positions at Ford Motor Company across both product development and manufacturing divisions.
“These new internal appointments are part of our strategic plan for continued growth as we focus on our mission to enable customers to succeed with breakthrough ideas and solutions that help them move everything from first to final mile,” said Brent Yeagy, President and Chief Executive Officer. “We are aligning our internal organization under the leadership of Kevin and Dustin in such a way that will leverage our broad portfolio and manufacturing footprint in a more efficient and effective manner to better serve our customers who span the transportation, logistics and distribution industries.”

Yeagy added, “While these appointments will better align our internal commercial and operational footprints, our external reporting and financial transparency will remain the same. I believe the new roles capitalize on these leaders’ backgrounds and strengths while also aligning to better meet the needs of our customers. I’m confident in their ability to keep our momentum going with continued deployment of the Wabash Management System and a commitment to our purpose to Change How the World Reaches You.”
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Wabash National Corporation: Changing How the World Reaches You
As the innovation leader of engineered solutions for the transportation, logistics and distribution industries, Wabash National Corporation (NYSE: WNC) is changing how the world reaches you. Headquartered in Lafayette, Indiana, the company’s mission is to enable customers to succeed with breakthrough ideas and solutions that help them move everything from first to final mile. Wabash National designs and manufactures a diverse range of products, including: dry freight and refrigerated trailers, platform trailers, bulk tank trailers, dry and refrigerated truck bodies, structural composite panels and products, trailer aerodynamic solutions, and specialty food grade and pharmaceutical equipment. Its innovative products are sold under the following brand names: Wabash National®, Beall®, Benson®, Brenner® Tank, Bulk Tank International, DuraPlate®, Extract Technology®, Supreme®, Transcraft®, Walker Engineered Products, and Walker Transport. Learn more at www.wabashnational.com.